Exhibit 2

UNVESTED SHARE TRANSFER AGREEMENT

THIS UNVESTED SHARE TRANSFER AGREEMENT (the “Agreement”) is made as of September 1, 2021 (the “Effective Date”), by and between KBS Capital Advisors LLC, a Delaware limited liability company (the “Transferor” or “KBS Capital”), and GKP Holding LLC, a Delaware limited liability company (the “Transferee” or “GKP”). Transferor and Transferee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. WHEREAS, Transferor owns 2,254,289 unvested shares (the “Unvested Shares” or “Shares”) of Pacific Oak Strategic Opportunity REIT, Inc. (“Pacific Oak SOR”); and

B. WHEREAS, Transferor desires to transfer all of the Shares to Transferee (as noted in Schedule 1).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereby agree as follows:

1. Transfer of the Shares. Upon the terms and subject to the conditions set forth herein and effective immediately upon the execution and delivery of this Agreement by the Parties, Transferor hereby irrevocably conveys, assigns, transfers and delivers to Transferee, and Transferee hereby assumes, all right, title and interest in and to the Shares, free and clear of all liens, encumbrances, security interests, pledges, options, claims and rights of others of any nature whatsoever in order to effectuate conclusion by Transferee of any and all the interest and/or rights whatsoever from and/or in KBS Holdings LLC (“KBS Holdings”), KBS Realty Advisors, LLC (“KBS Realty”), KBS Capital, KBS Capital Markets Group LLC (“KBS CMG”), KBSDirect LLC (“KBSDirect”), and/or any member or related entity of KBS (“KBS” collectively means KBS Holdings, KBS Realty, KBS Capital, KBS CMG, KBSDirect, Schreiber Real Estate Investments, L.P., PBren Investments, L.P., and the Estate of Peter M. Bren).

2. No Ownership and Interest In KBS: As of the Effective Date, GKP owns no interest in nor has any ownership rights to KBS.

3. Transferor’s Representations and Warranties. Transferor hereby represents and warrants to Transferee: Transferor is the sole owner beneficially and of record of the Shares, free and clear of all liens encumbrances, security interests, pledges, options, claims and rights of others of any nature whatsoever.

4. Costs. Each Party shall be responsible for its respective costs and expenses (including without limitation legal fees) incurred in connection with the transactions contemplated by this Agreement.

5. Further Assurance. At any time and from time to time after the date hereof, Transferor and Transferee shall promptly execute and deliver all such further agreements, certificates, instruments and documents, or perform such further actions, as may be requested, in order to fully consummate the transactions contemplated hereby regarding the conveyance, assignments, transfer and delivery of the Shares and carry out the purposes and intent of this Agreement.

6. Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior and contemporaneous agreements and undertakings among the Parties (whether oral or written) with respect to its subject matter. No supplement, modification or waiver of this Agreement or any provisions hereof shall be binding unless executed in writing by the Parties to be bound thereby.

7. Parties in Interest. This Agreement is binding upon, inures to the benefit of, and is enforceable by the Parties, and their respective heirs, executors, personal representatives, successors and assigns. No Party hereto may assign its or his rights or delegate its or his obligations hereunder without the written consent of the other Party.

8. Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9. Severability. Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without in any way affecting the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

10. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law.

11. Waiver. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, or any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TRANSFEROR:

KBS CAPITAL ADVISORS LLC, a Delaware limited liability company

/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr., Chief Executive Officer

Signatures Continue on Next Page

TRANSFEREE:

GKP HOLDING LLC, a Delaware limited liability company

/s/ Peter McMillan
Peter McMillan, Manager

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